Exhibit 99.1

NEWS RELEASE

CONTINENTAL RESOURCES ANNOUNCES FULL-YEAR 2019 AND 4Q19 RESULTS;

2020 CAPITAL BUDGET AND GUIDANCE

Full-Year 2019 Results

•	$775.6 Million (MM) in Net Income, or $2.08 per Diluted Share

•	$838.7 MM Adjusted Net Income, or $2.25 per Diluted Share (Non-GAAP)

•	340,395 Boepd Average Daily Production, up 14% Year-over-Year (YoY)

•	197,991 Bopd Average Daily Oil Production; up 18% YoY

•	$3.1 Billion (B) of Cash Flow from Operations; $608 MM of Free Cash Flow (non-GAAP)

•	$406 MM in Shareholder Capital Return

•	$190 MM Share Repurchases and $18 MM Quarterly Dividend

•	$442 MM Total Debt Reduction; $198 MM Net Debt Reduction (Non-GAAP)

•	No. 1 Oil Producer in Both the Bakken and Oklahoma

•	Bakken: 148,416 Average Daily Oil Production up 14% YoY

•	South: 41,695 Average Daily Oil Production up 43% YoY

4Q19 Results

•	$193.9 MM in Net Income, or $0.53 per Diluted Share

•	$203.6 MM Adjusted Net Income, or $0.55 per Diluted Share

•	365,341 Boepd Average Daily Production; up 13% YoY

•	206,249 Bopd Average Daily Oil Production; up 10% over 4Q18

2020 Capital Budget & Guidance

•	$2.9 B to $3.0 B of Cash Flow from Operations; $350 MM to $400 MM of Free Cash Flow

•	Budgeted at $55 WTI and $2.50 HH; $5 Change in WTI = Approx. $300 MM in Cash Flow

•	Targeting 4% to 6% Production Growth YoY Delivers Average Approx. 10% CAGR for 2019-2020

•	Large Projects in 2020 Projected to Drive Double Digit Growth from FY 2020 to 4Q21

•	$2.65 B Capital Spend in 2020; Flat Capital Spend YoY

•	$2.2 B Drilling & Completions; $125 MM for Mineral Acquisitions ($100 MM Funded by FNV)

•	Approx. 20% Lower Capital Spend in 2020 than Original Five Year Vision Estimate

•	Approx. $700 MM Capital Spend in 2020 with First Production Expected in 2021

•	Expect to Continue Delivering Lowest Cost Operations Amongst Oil-Weighted Peers

•	$3.50 to $4.00 LOE per Boe | $1.60 to $2.00 Total G&A per Boe

Oklahoma City, February 26, 2020 – Continental Resources, Inc. (NYSE: CLR) (the “Company”) today announced its full-year 2019 and fourth quarter 2019 operating and financial results, as well as its 2020 capital expenditures budget and operating plan.

The Company reported full-year 2019 net income of $775.6 million, or $2.08 per diluted share. The Company’s net income includes certain items typically excluded by the investment community in published estimates, the result of which is referred to as “adjusted net income.” For full-year 2019, typically excluded items in aggregate represented $63.1 million, or $0.17 per diluted share. Adjusted net income for full-year 2019 was $838.7 million, or $2.25 per diluted share (non-GAAP). Net cash provided by operating activities for full-year 2019 was $3.12 billion and EBITDAX was $3.45 billion (non-GAAP).

The Company reported net income of $193.9 million, or $0.53 per diluted share, for the quarter ended December 31, 2019. In fourth quarter 2019, typically excluded items in aggregate represented $9.7 million, or $0.02 per diluted share, of Continental’s reported net income. Adjusted net income for fourth quarter 2019 was $203.6 million, or $0.55 per diluted share (non-GAAP). Net cash provided by operating activities for fourth quarter 2019 was $803.8 million and EBITDAX was $905.5 million (non-GAAP).

Adjusted net income, adjusted net income per share, EBITDAX, free cash flow, net debt, net sales prices and cash general and administrative (G&A) expenses per barrel of oil equivalent (Boe) presented herein are non-GAAP financial measures. Definitions and explanations for how these measures relate to the most directly comparable U.S. generally accepted accounting principles (GAAP) financial measures are provided at the conclusion of this press release.

2019 Production Update

Full-year 2019 production increased 14% over full-year 2018, averaging 340,395 barrels of oil equivalent per day (Boepd). 2019 oil production increased 18% over 2018, averaging 197,991 barrels of oil per day (Bopd). 2019 natural gas production increased 10% over 2018, averaging 854.4 million cubic feet per day (MMcfpd).

Fourth quarter 2019 total production increased 13% over fourth quarter 2018, averaging 365,341 Boepd. Fourth quarter 2019 oil production increased 10% over fourth quarter 2018, averaging 206,249 Bopd. Fourth quarter 2019 natural gas production increased 16% over fourth quarter 2018, averaging 954.6 MMcfpd.

The following table provides the Company’s average daily production by region for the periods presented.

	4Q	4Q	FY	FY
Boe per day	2019	2018	2019	2018
Bakken	194,156	183,836	194,691	167,800
South	163,552	131,088	137,579	121,265
All other	7,633	9,077	8,125	9,125

Total	365,341	324,001	340,395	298,190

2019 Operations Update

“Operationally, 2019 was an exceptional year. We met or exceeded all of our guidance and delivered 18% oil production growth year-over-year. We also consummated strategic trades, bolt-on acquisitions and leasing in Continental-dominated core areas for approximately $165 million, adding up to 370 gross operated locations to our deep inventory position,” said Harold Hamm, Executive Chairman.

CLR Bakken: #1 Bakken Oil Producer; 148,416 Average Daily 2019 Oil Production up 14% over 2018

In 2019, Bakken oil production increased 14% over 2018, averaging 148,416 Bopd. Bakken total production increased 16% over 2018, averaging 194,691 Boepd. During the year, the Company completed 172 gross (119 net) operated wells with first production. These 2019 Bakken program wells are performing in line with wells completed in the Company’s 2017 and 2018 Bakken programs, each of which paid out in approximately one year. The 2019 program wells are approximately 75% paid out, as of January 2020. The 2020 Bakken program is projected to continue this performance trend.

CLR South: #1 OK Oil Producer; 41,695 Average Daily 2019 Oil Production up 43% over 2018

In 2019, South oil production increased 43% over 2018, averaging 41,695 Bopd. South total production increased 13% over 2018, averaging 137,579 Boepd. During the year, the Company completed 140 gross (98 net) operated wells with first production in the South. In SCOOP, Project SpringBoard produced an average 25,006 net Bopd, outperforming the Company’s expectations announced in third quarter 2018 by 50%.

Year-End 2019 Proved Reserves

The Company’s year-end 2019 proved reserves grew 6% year-over-year to 1,619 MMBoe, as of December 31, 2019. These additions equate to a reserve replacement ratio of 178% for 2019 (defined as total change in proved reserves, excluding production, divided by production). SEC prices used for calculating proved reserves were approximately $10.00 less per barrel WTI and $0.50 less per Mcf gas than the SEC prices used in the prior year. The Company’s proved reserves have grown by 32% since December 31, 2015 and these additions equate to a four year reserve replacement ratio of 198%.

2019 Financial Update

“In 2019, Continental maintained capital discipline and generated strong corporate returns with an 11% return on capital employed (ROCE). The Company also delivered $190 million in share repurchases, approximately $200 million in net debt reduction and the initiation of the Company’s quarterly dividend,” said John Hart, Chief Financial Officer.

2019 Financial Update	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Cash and Cash Equivalents		$39.4 million
Total Debt		$5.33 billion
Net Debt (non-GAAP)(1)		$5.29 billion
Average Net Sales Price (non-GAAP)(1)
Per Barrel of Oil	$51.33	$51.82
Per Mcf of Gas	$1.73	$1.77
Per Boe	$33.49	$34.56
Production Expense per Boe	$3.31	$3.58
Total G&A Expenses per Boe	$1.59	$1.57
Crude Oil Differential per Barrel	($5.52)	($5.15)
Natural Gas Differential per Mcf	($0.77)	($0.86)
Non-Acquisition Capital Expenditures	$541.3 million	$2.66 billion
Exploration & Development Drilling & Completion	$467.8 million	$2.2 billion
Leasehold	$18.1 million	$86.8 million
Minerals, of which 80% was Recouped from FNV	$10.3 million	$130.0 million
Workovers, Recompletions and Other	$45.1 million	$198.3 million

(1)

Net debt and net sales prices represent non-GAAP financial measures. Further information about these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

2020 Capital Budget & Guidance

“In 2020, Continental will prioritize maximizing shareholder capital return in the form of share repurchases, debt reduction and dividends. With our strong portfolio and disciplined approach to value creation, we will continue to increase capital and corporate returns for our shareholders,” said Bill Berry, Chief Executive Officer.

The 2020 capital budget is projected to generate $2.9 to $3.0 billion of cash flow from operations and $350 to $400 million of free cash flow for full-year 2020 at $55 per barrel WTI and $2.50 per Mcf Henry Hub. A $5 change per barrel WTI is estimated to impact annual cash flow by approximately $300 million.

Annual crude oil production is projected to range between 198,000 to 201,000 Bopd. Annual natural gas production is projected to range between 935,000 to 960,000 Mcfpd. The Company is targeting 4% to 6% annual production growth year-over-year, which is expected to average an approximately 10% CAGR for 2019 and 2020. The Company believes the projected growth range is appropriate given prevailing market conditions and outperformance in 2019. Cumulative volumes are projected to be on track with the Company’s original Five Year Vision estimates for 2019 and 2020.

The Company’s 2020 capital expenditures budget is flat year-over-year at $2.65 billion. Estimated Capex spend is approximately 20% lower than the Company’s original Five Year Vision estimate for 2020. An estimated $700 million of capital to be spent in 2020 will not realize first production until 2021 as the Company prioritizes large scale multi-pad development projects in SCOOP and Bakken Long Creek.

Consequently, at year-end 2020, the Company expects to have a working backlog of approximately 242 gross operated wells in progress in various stages of completion, which is 12% higher than year-end 2019. This includes 188 gross operated wells in the Bakken, which is 42% higher than year-end 2019.

The Company is allocating approximately $2.2 billion to drilling and completion (D&C) activities, of which approximately 60% is allocated to the Bakken and approximately 40% to Oklahoma. The non-D&C capital is planned to be primarily focused on leasehold, mineral acquisitions, workovers and facilities.

The Company is allocating approximately $125 million to the previously announced mineral royalty agreement. With a carry structure in place, $100 million of capital costs will be funded by Franco-Nevada and the Company expects to earn 50% of total revenue generated from this strategic relationship in 2020.

In 2020, the Company plans to deliver approximately 8% ROCE at $55 WTI.

“Looking to 2020 and beyond, Continental expects to continue to be the low cost leader among our oil-weighted peers as we maximize performance and returns from our growing, high quality assets,” said Jack Stark, President and Chief Operating Officer.

The Company’s full 2020 guidance, capital expenditures budget and operating details can be found at the conclusion of this press release.

The following table provides the Company’s production results, per-unit operating costs, results of operations and certain non-GAAP financial measures for the periods presented. Average net sales prices exclude any effect of derivative transactions. Per-unit expenses have been calculated using sales volumes.

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Average daily production:
Crude oil (Bbl per day)	206,249	186,934	197,991	168,177
Natural gas (Mcf per day)	954,556	822,402	854,424	780,083
Crude oil equivalents (Boe per day)	365,341	324,001	340,395	298,190
Average net sales prices (non-GAAP), excluding effect from derivatives: (1)
Crude oil ($/Bbl)	$51.33	$50.06	$51.82	$59.19
Natural gas ($/Mcf)	$1.73	$3.26	$1.77	$3.01
Crude oil equivalents ($/Boe)	$33.49	$37.13	$34.56	$41.25
Production expenses ($/Boe)	$3.31	$3.50	$3.58	$3.59
Production taxes (% of net crude oil and gas sales)	8.1%	8.2%	8.3%	7.9%
DD&A ($/Boe)	$16.45	$16.41	$16.25	$17.09
Total general and administrative expenses ($/Boe) (2)	$1.59	$1.65	$1.57	$1.69
Net income attributable to Continental Resources (in thousands)	$193,946	$197,738	$775,641	$988,317
Diluted net income per share attributable to Continental Resources	$0.53	$0.53	$2.08	$2.64
Adjusted net income (non-GAAP) (in thousands) (1)	$203,589	$201,686	$838,723	$1,066,237
Adjusted diluted net income per share (non-GAAP) (1)	$0.55	$0.54	$2.25	$2.84
Net cash provided by operating activities (in thousands)	$803,812	$955,267	$3,115,688	$3,456,008
EBITDAX (non-GAAP) (in thousands) (1)	$905,525	$850,640	$3,447,033	$3,623,373

(1)

Net sales prices, adjusted net income, adjusted diluted net income per share, and EBITDAX represent non-GAAP financial measures. Further information about these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

(2)

Total general and administrative expense is comprised of cash general and administrative expense and non-cash equity compensation expense. Cash general and administrative expense per Boe was $1.15, $1.18, $1.15, and $1.25 for 4Q 2019, 4Q 2018, FY 2019, and FY 2018, respectively. Non-cash equity compensation expense per Boe was $0.44, $0.47, $0.42, and $0.44 for 4Q 2019, 4Q 2018, FY 2019, and FY 2018, respectively.

Fourth Quarter Earnings Conference Call

The Company plans to host a conference call to discuss full-year 2019 and 4Q19 results on Thursday, February 27, 2020 at 12:00 p.m. ET (11:00 a.m. CT). Those wishing to listen to the conference call may do so via the Company’s website at www.CLR.com or by phone:

Time and date:	12 p.m. ET, Thursday, February 27, 2020
Dial-in:	1-888-317-6003
Intl. dial-in:	1-412-317-6061
Conference ID:	8554062

A replay of the call will be available for 14 days on the Company’s website or by dialing:

Replay number:	1-877-344-7529
Intl. replay:	1-412-317-0088
Conference ID:	10138250

The Company plans to publish a full-year 2019 and 4Q19 summary presentation to its website at www.CLR.com prior to the start of its conference call on Thursday, February 27, 2020.

About Continental Resources

Continental Resources (NYSE: CLR) is a top 10 independent oil producer in the U.S. Lower 48 and a leader in America’s energy renaissance. Based in Oklahoma City, Continental is the largest leaseholder and the largest producer in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company also has significant positions in Oklahoma, including its SCOOP Woodford and SCOOP Springer discoveries and the STACK plays. With a focus on the exploration and production of oil, Continental has unlocked the technology and resources vital to American energy independence and our nation’s leadership in the new world oil market. In 2020, the Company will celebrate 53 years of operations. For more information, please visit www.CLR.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included in this press release other than statements of historical fact, including, but not limited to, forecasts or expectations regarding the Company’s business and statements or information concerning the Company’s future operations, performance, financial condition, production and reserves, schedules, plans, timing of development, rates of return, budgets, costs, business strategy, objectives, and cash flows are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget,” “target,” “plan,” “continue,” “potential,” “guidance,” “strategy,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements are based on the Company’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although the Company believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, commodity price volatility; the geographic concentration of our operations; financial market and economic volatility; the effects of any national or international health crisis; the inability to access needed capital; the risks and potential liabilities inherent in crude oil and natural gas drilling and production and the availability of insurance to cover any losses resulting therefrom; difficulties in estimating proved reserves and other reserves-based measures; declines in the values of our crude oil and natural gas properties resulting in impairment charges; our ability to replace proved reserves and sustain production; our ability to pay future dividends or complete share repurchases; the availability or cost of equipment and oilfield services; leasehold terms expiring on undeveloped acreage before production can be established; our ability to project future production, achieve targeted results in drilling and well operations and predict the amount and timing of development expenditures; the availability and cost of transportation, processing and refining facilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing; increased market and industry competition, including from alternative fuels and other energy sources; and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and once filed, for the year ended December 31, 2019, registration statements and other reports filed from time to time with the SEC, and other announcements the Company makes from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, the Company undertakes no obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or circumstances after the date of this report, or otherwise.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

We use the term “EUR” or “estimated ultimate recovery” to describe potentially recoverable oil and natural gas hydrocarbon quantities. We include these estimates to demonstrate what we believe to be the potential for future drilling and production on our properties. These estimates are by their nature much more speculative than estimates of proved reserves and require substantial capital spending to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. EUR data included herein remain subject to change as more well data is analyzed.

Investor Contact:	Media Contact:

Rory Sabino	Kristin Thomas
Vice President, Investor Relations	Senior Vice President, Public Relations
405-234-9620	405-234-9480
Rory.Sabino@CLR.com	Kristin.Thomas@CLR.com

Lucy Guttenberger

Investor Relations Analyst

405-774-5878

Lucy.Guttenberger@CLR.com

Continental Resources, Inc. and Subsidiaries

Consolidated Statements of Income

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	In thousands, except per share data
Revenues:
Crude oil and natural gas sales	$1,185,980	$1,154,104	$4,514,389	$4,678,722
Gain (loss) on natural gas derivatives, net	(4,436)	(19,394)	49,083	(23,930)
Crude oil and natural gas service operations	13,590	14,584	68,475	54,794

Total revenues	1,195,134	1,149,294	4,631,947	4,709,586

Operating costs and expenses:
Production expenses	111,203	104,258	444,649	390,423
Production taxes	90,751	90,393	357,988	353,140
Transportation expenses	61,080	49,028	225,649	191,587
Exploration expenses	7,268	3,295	14,667	7,642
Crude oil and natural gas service operations	6,614	4,205	33,230	21,639
Depreciation, depletion, amortization and accretion	552,711	488,416	2,017,383	1,859,327
Property impairments	19,348	38,494	86,202	125,210
General and administrative expenses	53,465	49,201	195,302	183,569
Net gain on sale of assets and other	(1,182)	(8,410)	(535)	(16,671)

Total operating costs and expenses	901,258	818,880	3,374,535	3,115,866

Income from operations	293,876	330,414	1,257,412	1,593,720
Other income (expense):
Interest expense	(64,981)	(69,441)	(269,379)	(293,032)
Loss on extinguishment of debt	—	—	(4,584)	(7,133)
Other	516	1,016	3,713	3,247

	(64,465)	(68,425)	(270,250)	(296,918)

Income before income taxes	229,411	261,989	987,162	1,296,802
Provision for income taxes	(35,303)	(62,868)	(212,689)	(307,102)

Net income	194,108	199,121	774,473	989,700
Net income (loss) attributable to noncontrolling interests	162	1,383	(1,168)	1,383

Net income attributable to Continental Resources	$193,946	$197,738	$775,641	$988,317

Net income per share attributable to Continental Resources:
Basic	$0.53	$0.53	$2.09	$2.66
Diluted	$0.53	$0.53	$2.08	$2.64

Continental Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

In thousands	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$39,400	$282,749
Other current assets	1,167,615	1,129,612
Net property and equipment (1)	14,497,726	13,869,800
Other noncurrent assets	23,166	15,786

Total assets	$15,727,907	$15,297,947

Liabilities and equity
Current liabilities	$1,336,026	$1,387,509
Long-term debt, net of current portion	5,324,079	5,765,989
Other noncurrent liabilities	1,959,451	1,722,588
Equity attributable to Continental Resources	6,741,667	6,145,133
Equity attributable to noncontrolling interests	366,684	276,728

Total liabilities and equity	$15,727,907	$15,297,947

(1)	Balance is net of accumulated depreciation, depletion and amortization of $12.77 billion and $10.81 billion as of December 31, 2019 and December 31, 2018, respectively.

Continental Resources, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three months ended December 31,		Year ended December 31,
In thousands	2019	2018	2019	2018
Net income	$194,108	$199,121	$774,473	$989,700
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash expenses	641,495	576,033	2,400,708	2,340,600
Changes in assets and liabilities	(31,791)	180,113	(59,493)	125,708

Net cash provided by operating activities	803,812	955,267	3,115,688	3,456,008
Net cash used in investing activities	(518,029)	(756,689)	(2,771,956)	(2,860,172)
Net cash used in financing activities	(281,650)	71,319	(587,108)	(356,934)
Effect of exchange rate changes on cash	7	(44)	27	(55)

Net change in cash and cash equivalents	4,140	269,853	(243,349)	238,847
Cash and cash equivalents at beginning of period	35,260	12,896	282,749	43,902

Cash and cash equivalents at end of period	$39,400	$282,749	$39,400	$282,749

Non-GAAP Financial Measures

Non-GAAP adjusted net income and adjusted net income per share attributable to Continental

Our presentation of adjusted net income and adjusted net income per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income and adjusted net income per share represent net income and diluted net income per share determined under U.S. GAAP without regard to non-cash gains and losses on derivative instruments, property impairments, gains and losses on asset sales, and losses on extinguishment of debt as applicable. Management believes these measures provide useful information to analysts and investors for analysis of our operating results. In addition, management believes these measures are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis without regard to an entity’s specific derivative portfolio, impairment methodologies, and property dispositions. Adjusted net income and adjusted net income per share should not be considered in isolation or as an alternative to, or more meaningful than, net income or diluted net income per share as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. The following tables reconcile net income and diluted net income per share as determined under U.S. GAAP to adjusted net income and adjusted diluted net income per share for the periods presented.

	Three months ended December 31,
	2019		2018
In thousands, except per share data	$	Diluted EPS	$	Diluted EPS
Net income attributable to Continental Resources (GAAP)	$193,946	$0.53	$197,738	$0.53
Adjustments:
Non-cash (gain) loss on derivatives	16,915		(25,022)
Property impairments	19,348		38,494
(Gain) loss on sale of assets, net	(1,182)		(8,410)
Total tax effect of adjustments (1)	(8,578)		(1,114)
Tax benefit from sale of Canadian subsidiary	(16,860)		—

Total adjustments, net of tax	9,643	0.02	3,948	0.01

Adjusted net income (non-GAAP)	$203,589	$0.55	$201,686	$0.54
Weighted average diluted shares outstanding	368,825		374,525

Adjusted diluted net income per share (non-GAAP)	$0.55		$0.54

	Year ended December 31,
	2019		2018
In thousands, except per share data	$	Diluted EPS	$	Diluted EPS
Net income attributable to Continental Resources (GAAP)	$775,641	$2.08	$988,317	$2.64
Adjustments:
Non-cash (gain) loss on derivatives	15,612		(13,009)
Property impairments	86,202		125,210
(Gain) loss on sale of assets, net	(535)		(16,671)
Loss on extinguishment of debt	4,584		7,133
Total tax effect of adjustments (1)	(25,921)		(24,743)
Tax benefit from sale of Canadian subsidiary	(16,860)		—

Total adjustments, net of tax	63,082	0.17	77,920	0.20

Adjusted net income (non-GAAP)	$838,723	$2.25	$1,066,237	$2.84
Weighted average diluted shares outstanding	372,538		374,838

Adjusted diluted net income per share (non-GAAP)	$2.25		$2.84

(1)	Computed by applying a combined federal and state statutory tax rate of 24.5% in effect for 2019 and 2018 to the pre-tax amount of adjustments associated with our operations in the United States.

Non-GAAP Net Debt

Net debt is a non-GAAP measure. We define net debt as total debt less cash and cash equivalents as determined under U.S. GAAP. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. We believe this metric is useful to analysts and investors in determining the Company’s leverage position since the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. This metric is sometimes presented as a ratio with EBITDAX in order to provide investors with another means of evaluating the Company’s ability to service its existing debt obligations as well as any future increase in the amount of such obligations. At December 31, 2019, the Company’s total debt was $5.33 billion and its net debt amounted to $5.29 billion, representing total debt of $5.33 billion less cash and cash equivalents of $39.4 million. At December 31, 2018, the Company’s total debt was $5.77 billion and its net debt amounted to $5.49 billion, representing total debt of $5.77 billion less cash and cash equivalents of $282.7 million. From time to time the Company provides forward-looking net debt forecasts; however, the Company is unable to provide a quantitative reconciliation of the forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure of total debt because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

Non-GAAP EBITDAX

We use a variety of financial and operational measures to assess our performance. Among these measures is EBITDAX, a non-GAAP measure. We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expenses, non-cash gains and losses resulting from the requirements of accounting for derivatives, non-cash equity compensation expense, and losses on extinguishment of debt as applicable. EBITDAX is not a measure of net income or net cash provided by operating activities as determined by U.S. GAAP.

Management believes EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. Further, we believe EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any. We exclude the items listed above from net income/loss and net cash provided by operating activities in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

EBITDAX should not be considered as an alternative to, or more meaningful than, net income/loss or net cash provided by operating activities as determined in accordance with U.S. GAAP or as an indicator of a company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation of our net income to EBITDAX for the periods presented.

	Three months ended December 31,		Year ended December 31,
In thousands	2019	2018	2019	2018
Net income	$194,108	$199,121	$774,473	$989,700
Interest expense	64,981	69,441	269,379	293,032
Provision for income taxes	35,303	62,868	212,689	307,102
Depreciation, depletion, amortization and accretion	552,711	488,416	2,017,383	1,859,327
Property impairments	19,348	38,494	86,202	125,210
Exploration expenses	7,268	3,295	14,667	7,642
Impact from derivative instruments:
Total (gain) loss on derivatives, net	4,436	19,394	(49,083)	23,930
Total cash received (paid) on derivatives, net	12,479	(44,416)	64,695	(36,939)

Non-cash (gain) loss on derivatives, net	16,915	(25,022)	15,612	(13,009)
Non-cash equity compensation	14,891	14,027	52,044	47,236
Loss on extinguishment of debt	—	—	4,584	7,133

EBITDAX (non-GAAP)	$905,525	$850,640	$3,447,033	$3,623,373

The following table provides a reconciliation of our net cash provided by operating activities to EBITDAX for the periods presented.

	Three months ended December 31,		Year ended December 31,
In thousands	2019	2018	2019	2018
Net cash provided by operating activities	$803,812	$955,267	$3,115,688	$3,456,008
Current income tax provision	—	2	—	(7,776)
Interest expense	64,981	69,441	269,379	293,032
Exploration expenses, excluding dry hole costs	7,268	3,149	14,667	7,495
Gain (loss) on sale of assets, net	1,182	8,410	535	16,671
Other, net	(3,509)	(5,516)	(12,729)	(16,349)
Changes in assets and liabilities	31,791	(180,113)	59,493	(125,708)

EBITDAX (non-GAAP)	$905,525	$850,640	$3,447,033	$3,623,373

Non-GAAP Net Sales Prices

Revenues and transportation expenses associated with production from our operated properties are reported separately. For non-operated properties, we receive a net payment from the operator for our share of sales proceeds which is net of costs incurred by the operator, if any. Such non-operated revenues are recognized at the net amount of proceeds received. As a result, the separate presentation of revenues and transportation expenses from our operated properties differs from the net presentation from non-operated properties. This impacts the comparability of certain operating metrics, such as per-unit sales prices, when such metrics are prepared in accordance with U.S. GAAP using gross presentation for some revenues and net presentation for others.

In order to provide metrics prepared in a manner consistent with how management assesses the Company’s operating results and to achieve comparability between operated and non-operated revenues, we may present crude oil and natural gas sales net of transportation expenses, which we refer to as “net crude oil and natural gas sales,” a non-GAAP measure. Average sales prices calculated using net crude oil and natural gas sales are referred to as “net sales prices,” a non-GAAP measure, and are calculated by taking revenues less transportation expenses divided by sales volumes, whether for crude oil or natural gas, as applicable. Management believes presenting our revenues and sales prices net of transportation expenses is useful because it normalizes the presentation differences between operated and non-operated revenues and allows for a useful comparison of net realized prices to NYMEX benchmark prices on a Company-wide basis.

The following tables present a reconciliation of crude oil and natural gas sales (GAAP) to net crude oil and natural gas sales and related net sales prices (non-GAAP) for the periods presented.

	Three months ended December 31, 2019			Three months ended December 31, 2018
In thousands	Crude oil	Natural gas	Total	Crude oil	Natural gas	Total
Crude oil and natural gas sales (GAAP)	$1,024,432	$161,548	$1,185,980	$900,872	$253,232	$1,154,104
Less: Transportation expenses	(51,332)	(9,748)	(61,080)	(42,373)	(6,655)	(49,028)

Net crude oil and natural gas sales (non-GAAP)	$973,100	$151,800	$1,124,900	$858,499	$246,577	$1,105,076
Sales volumes (MBbl/MMcf/MBoe)	18,956	87,819	33,593	17,149	75,661	29,759

Net sales price (non-GAAP)	$51.33	$1.73	$33.49	$50.06	$3.26	$37.13

	Year ended December 31, 2019			Year ended December 31, 2018
In thousands	Crude oil	Natural gas	Total	Crude oil	Natural gas	Total
Crude oil and natural gas sales (GAAP)	$3,929,994	$584,395	$4,514,389	$3,792,594	$886,128	$4,678,722
Less: Transportation expenses	(191,998)	(33,651)	(225,649)	(162,312)	(29,275)	(191,587)

Net crude oil and natural gas sales (non-GAAP)	$3,737,996	$550,744	$4,288,740	$3,630,282	$856,853	$4,487,135

Sales volumes (MBbl/MMcf/MBoe)	72,136	311,865	124,113	61,332	284,730	108,787

Net sales price (non-GAAP)	$51.82	$1.77	$34.56	$59.19	$3.01	$41.25

Non-GAAP Cash General and Administrative Expenses per Boe

Our presentation of cash general and administrative (“G&A”) expenses per Boe is a non-GAAP measure. We define cash G&A per Boe as total G&A determined in accordance with U.S. GAAP less non-cash equity compensation expenses, expressed on a per-Boe basis. We report and provide guidance on cash G&A per Boe because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A per Boe is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A per Boe should not be considered as an alternative to, or more meaningful than, total G&A per Boe as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

The following table reconciles total G&A per Boe as determined under U.S. GAAP to cash G&A per Boe for the periods presented.

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Total G&A per Boe (GAAP)	$1.59	$1.65	$1.57	$1.69
Less: Non-cash equity compensation per Boe	(0.44)	(0.47)	(0.42)	(0.44)

Cash G&A per Boe (non-GAAP)	$1.15	$1.18	$1.15	$1.25

Non-GAAP Free Cash Flow

Our presentation of free cash flow is a non-GAAP measure. We define free cash flow as cash flows from operations before changes in working capital items, less capital expenditures, excluding acquisitions, plus noncontrolling interest capital contributions, less distributions to noncontrolling interests. Noncontrolling interest capital contributions and distributions primarily relate to our relationship formed with Franco-Nevada in 2018 to fund a portion of certain mineral acquisitions which are included in our capital expenditures and operating results. Free cash flow is not a measure of net income or operating cash flows as determined by U.S. GAAP and should not be considered an alternative to, or more meaningful than, the comparable GAAP measure, and free cash flow does not represent residual cash flows available for discretionary expenditures. Management believes that this measure is useful to management and investors as a measure of a company’s ability to internally fund its capital expenditures and to service or incur additional debt. From time to time the Company provides forward-looking free cash flow estimates or targets; however, the Company is unable to provide a quantitative reconciliation of the forward-looking non-GAAP measure to its most directly comparable forward-looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

The following table reconciles net cash provided by operating activities as determined under U.S. GAAP to free cash flow for the year ended December 31, 2019.

In thousands	2019
Net cash provided by operating activities (GAAP)	$3,115,688
Exclude: Changes in working capital items	59,493
Less: Capital expenditures (1)	(2,661,794)
Plus: Contributions from noncontrolling interest	109,137
Less: Distributions to noncontrolling interest	(14,164)

Free cash flow (non-GAAP)	$608,360

(1) Capital expenditures are calculated as follows:

In thousands	2019
Cash paid for capital expenditures	$2,860,690
Less: Total acquisitions	(147,398)
Plus: Change in accrued capital expenditures & other	(54,761)
Plus: Exploratory seismic costs	3,263

Capital expenditures	$2,661,794

Calculation of Return on Capital Employed (ROCE)

The following table shows the calculation of ROCE for 2019.

2019
In thousands
Net income attributable to Continental Resources	$775,641
Impact from derivative instruments:
Total gain on derivatives, net	(49,083)
Total cash received, net	64,695

Non-cash loss on derivatives, net	15,612

Provision for income taxes	212,689
Non-cash equity compensation	52,044
Interest expense	269,379
Loss on extinguishment of debt	4,584

Adjusted EBIT	$1,329,949

Equity attributable to Continental Resources - beginning of period	$6,145,133
Total debt - beginning of period	5,768,349

Capital employed - beginning of period	11,913,482

Equity attributable to Continental Resources - end of period	6,741,667
Total debt - end of period	5,326,514

Capital employed - end of period	12,068,181

Average capital employed	$11,990,832

ROCE	11.1%

Continental Resources, Inc.

2020 Guidance

As of February 26, 2020

2020
Full-year average oil production (Bopd)	198,000 to 201,000
Full-year average natural gas production (Mcfpd)	935,000 to 960,000
Capital expenditures budget	$2.65 Billion

Operating Expenses:
Production expense per Boe	$3.50 to $4.00
Production tax (% of net oil & gas revenue)	8.3% to $8.5%
Cash G&A expense per Boe(1)	$1.10 to $1.40
Non-cash equity compensation per Boe	$0.50 to $0.60
DD&A per Boe	$15.00 to $17.00

Average Price Differentials:
NYMEX WTI crude oil (per barrel of oil)	($4.50) to ($5.50)
Henry Hub natural gas (per Mcf)	($0.50) to ($1.00)

(1)

Cash G&A is a non-GAAP measure and excludes the range of values shown for non-cash equity compensation per Boe in the item appearing immediately below. Guidance for total G&A (cash and non-cash) is a projected range of $1.60 to $2.00 per Boe.

Continental Resources, Inc.

2020 Capital Expenditures

The following table provides the breakout of budgeted capital expenditures:

($ in Millions)	North D&C	South D&C	Leasehold, Facilities, Other(1)
Capex	$1,368	$843	$439

1.	Includes $125 million allocated to minerals royalty acquisitions, of which $100 million will be recouped from Franco-Nevada.

Continental Resources, Inc.

2020 Operational Detail

The following table provides additional operational detail for wells expected to have first production in 2020:

Asset	Average Rigs	Gross Operated Wells	Net Operated Wells	Total Net Wells(1)
North	9	177	122	154
South	10.5	126	84	91
Total	19.5	303	206	245

1.	Represents projected net operated and non-operated wells.